Exhibit 8.2

                    , 2005

The May Department Stores Company
611 Olive Street
St. Louis, Missouri 63101

Ladies and Gentlemen:

     We have acted as counsel to The May Department Stores Company, a Delaware corporation (“Company”), in connection with the proposed merger (the “Merger”) of the Company, with and into Milan Acquisition LLC, a Delaware limited liability company (“Merger Sub”) and a direct, wholly owned subsidiary of Federated Department Stores Inc., a Delaware corporation (“Parent”), pursuant to the Agreement and Plan of Merger, dated as of February 27, 2005, by and among Parent, Merger Sub and Company (the “Merger Agreement”). This opinion is being furnished to you pursuant to Section 6.3(d) of the Merger Agreement. Unless otherwise indicated, each capitalized term used herein has the meaning ascribed to it in the Merger Agreement.

     In rendering our opinion set forth below, we have examined, and relied upon the accuracy and completeness (which we have neither investigated nor verified) of the facts, information, covenants, representations and warranties contained in originals or copies, certified or otherwise identified to our satisfaction, of the Merger Agreement, including the exhibits thereto, the proxy statement/prospectus (“Proxy Statement/Prospectus”) that was included in the Registration Statement on Form S-4 filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, and such other documents, materials and corporate records as we have deemed necessary or appropriate as a basis for our opinion. We have also relied upon statements and representations made to us by representatives of Parent and Company (which statements and representations we have assumed are true without regard to any

The May Department Stores Company
                    , 2005

qualification as to knowledge and belief), including in their respective letters dated the date hereof. Moreover, we have assumed that the Proxy Statement/Prospectus, the Merger Agreement, and the Tax Certificates reflect all the material facts relating to the Merger, Parent, Merger Sub and Company. Our opinion is conditioned upon, among other things, the initial and continuing accuracy and completeness of the facts, information, covenants, representations and warranties made by Parent, Merger Sub and Company (including, without limitation, those set forth in the Merger Agreement and the Tax Certificates). Any material change or inaccuracy in the facts referred to, set forth or assumed herein, in the Proxy Statement/Prospectus, in the Merger Agreement, or in the Tax Certificates (giving effect to all events occurring subsequent to the Effective Time) may affect our conclusions stated herein.

     We have also assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such documents.

     In addition, we have considered the applicable provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations promulgated thereunder (the “Regulations”), pertinent judicial authorities, rulings of the Internal Revenue Service (the “IRS”) and such other authorities as we have considered relevant, in each case, in effect on the date hereof. It should be noted that the Code, the Regulations, judicial decisions, administrative interpretations and such other authorities are subject to change at any time and, in some circumstances, with retroactive effect. Additionally, our opinion is not binding on the IRS or the courts; accordingly, the IRS may assert a position contrary to our opinion, and a court may agree with the IRS’s position. A material change in any of the authorities upon which our opinion is based, or any variation or difference in any fact from those set forth or assumed herein or in the Proxy Statement/Prospectus, could affect our conclusions stated herein.

     Based upon and subject to the foregoing, we are of the opinion that, under current law, the Merger will qualify as a “reorganization” for United States federal income tax purposes within the meaning of Section 368(a) of the Code, and Parent and Company will each be a party to such reorganization within the meaning of Section 368(b) of the Code.

The May Department Stores Company
                    , 2005

     Except as expressly set forth above, we express no other opinion regarding the tax consequences of the Merger. This opinion is not to be used, circulated, quoted or otherwise referred to for any purpose, other than references thereto in “SUMMARY”, “MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES” and “LEGAL MATTERS” in the Proxy Statement/Prospectus. The opinion expressed herein is as of the date hereof, and we disclaim any undertaking to advise you of changes of facts stated or assumed herein or any subsequent changes in applicable law.

Very truly yours,